IRREVOCABLE GUARANTEE AGREEMENT

THIS AGREEMENT IS ENTERED INTO OCTOBER 31, 2005 AND IS EFFECTIVE AS OF THE 30TH DAY OF DECEMBER 2005 (the "Effective Date").

BETWEEN:

RESPONSE BIOMEDICAL CORP., a company incorporated under the laws of British Columbia having its head office at 100 - 8900 Glenlyon Parkway, Burnaby, B.C. V5J 5J8, Canada,

(the "Company")

AND:

MR. HANS E. MOPPERT, a business man residing at Falknerstrasse 3 P.O. Box 176, CH-4001 Basel, Switzerland.

(the "Guarantor")

WHEREAS:

A. the Company is entering into a line of credit agreement with The Toronto-Dominion Bank (“the “Creditor”), evidenced by the materials attached as Schedule "A" for a total of US$1,000,000 and referred to herein as the "Credit Line ", contingent upon the issuance of a suitable standby letter of credit (“LC”) to the Creditor by a bank to be designated by the Guarantor;

B. the Guarantor has agreed to guarantee the LC by providing an unconditional and irrevocable guarantee for the amount of US$1,000,000 (the “Guarantee”) to a bank to be designated by the Guarantor expiring at the office the Creditor on the close of business June 30, 2006;

C. the Guarantor has agreed to accept common share purchase warrants (the “Warrants”) providing the Guarantor the right to purchase 449,250 common shares without par value (the "Shares") in the capital stock of the Company as consideration for providing the Guarantee, such Warrants to be exercisable at a price of Cdn $0.42 per Share;

D. the Guarantor is a person to whom the Company may issue securities pursuant to the exemption (the "Exemptions") provided by National Instrument 45-106 Prospectus and Registration Exemptions.; and

E. the Warrants will be issued pursuant to the Exemptions and that the Company is relying on the Exemptions from the requirements to provide the purchaser with a prospectus and to sell securities through a person registered to sell securities under the B.C. Securities Act and, as a consequence of acquiring securities pursuant to the Exemptions, certain protections, rights and remedies provided by the B.C. Securities Act, including statutory rights of rescission or damages, will not be available to the purchaser.

          NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree with each other (the "Agreement") as follows:

1.

On the basis of the representations and warranties of the Guarantor contained in this Agreement and subject to the terms of this Agreement, the Company agrees to issue the Warrants to or at the direction of the Guarantor as full consideration for providing the Guarantee.

2.	For the term of the Guarantee, the Company agrees to inform the Guarantor of the Credit Line balance by e-mail or fax on the last business day of each calendar month.

3.	This Agreement is subject to all necessary approvals of the TSX Venture Exchange (the "Exchange") and the B.C. Securities Commission (the "Regulators").

4.

Subject to the Creditor having first accepted a LC from Bank Sarasin and the Creditor and the Company executing the Credit Line, the Company shall deliver a warrant certificate representing the Warrants to the Guarantor at his address shown on the first page of this Agreement within ten days of receiving written notice of the last of the approvals of the Regulators.

5.

The Guarantor acknowledges that the Shares will be subject to a four (4) month hold period from the date of the issuance of the Warrants imposed by the Exchange and by the operation of applicable securities rules or by applicable securities regulatory bodies, and that a share certificate issued within four months of issuing the Warrants, as a result of exercising the Warrants, will bear legends to that effect.

6.

The Guarantor acknowledges that this Agreement is not being entered into and the Warrants are not being acquired by the Guarantor as a result of any material information about the Company's affairs that has not been publicly disclosed.

7.

In the event of any subdivision, consolidation or other change in the share capital of the Company prior to the issuance of the Warrants, the number of Warrants issued pursuant to this Agreement shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company.

8.	Time shall be of the essence in this Agreement.

9.	This Agreement is subject to, governed by and construed in accordance with the laws of the Province of British Columbia.

10.	All references to funds in this Agreement are in Canadian funds unless otherwise noted.

11.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

12.

The parties hereto agree to execute and deliver all such further documents and other writings of any kind whatsoever and all such further acts and things as are reasonably required to carry out the full intent and meaning of this Agreement.

13.	Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

14.	This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants or agreements collateral hereto other than as contained herein.

15.

This Agreement may be signed in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this written Agreement effective as of the Effective Date.

SIGNED, SEALED AND DELIVERED BY
RESPONSE BIOMEDICAL CORP. per:

/s/ William Radvak
Authorized Signatory

Name of Signatory: William Radvak

Title of Signatory:  CEO

SIGNED, SEALED & DELIVERED	)
by MR. HANS E. MOPPERT	)
in the presence of:	)
)
/s/ Eva Schmidlin	)	Mr. Hans E. Moppert
Signature of Witness	)
)
Name: Eva M. Schmidlin	)	Per:
)
Address: Kurzelangeway 25, CH-4123 Allscwhil	)
	)	/s/ Hans E. Moppert
Occupation: Secretary	)	Duly Authorized Signatory of the Guarantor

SCHEDULE A

1.	Standby Letter of Credit issued by Guarantor’s Bank to The Toronto-Dominion Bank

2.	Line of Credit Agreement between the Company and The Toronto-Dominion Bank